NEWS RELEASE

MERCER SIGNS LETTER OF INTENT FOR THE ACQUISITION OF 717 SQ. KM. OF
GOLD, COPPER AND SILVER PROSPECTS IN HAITI, INCLUDING THE MORNE
BOSSA GOLD DEPOSIT PROPERTY

VANCOUVER, BRITISH COLUMBIA, April 4/OTCQB:MRGP/PR Newswire/ -Mercer Gold Corporation (“Mercer” or the "Company") has entered into a binding Letter Of Intent (the "LOI") to acquire a 100% interest in VCS Mining, Inc., a private Delaware corporation and its subsidiaries (“VCS”) to acquire 9 separate gold, copper, silver, rare earth, nickel and platinum properties in Haiti.

VCS is currently focused on the Morne Bossa (“MB”) property, which the Company believes may contain a significant resource with average grades between 2 and 3 grams per tonne gold. This is based on past drilling that intersected near-surface, oxide gold mineralization. Drill hole MB-14 intersected 76 meters averaging 3.68 grams/tonne, drill hole MB-18 intersected 9 meters averaging 9.23 grams/tonne, and drill hole MB-19 intersected 61 meters averaging 6.24 grams/tonne. The principal mineralized oxide zone is described as being approximately 350 meters long in an east-north-easterly direction with a width of about 130 meters and an average thickness of about 45 meters. Recent drilling performed and reported by VCS, the vendor, is said to have intercepted 25 meters averaging 2.93 grams/tonne (VCS10-001) and 29 meters averaging 2.68 grams/tonne (VCS10-005).

The MB property may be comparable to the Gran Bois deposit being explored by Newmont Mining approximately 20 kilometers to the west, and to the Pueblo Viejo deposit being developed by the Barrick Corporation in the Dominican Republic, 225 kilometers to the southeast. The Company believes that the MB deposit may contain a gold deposit with average grades better than 2 grams per tonne. Metallurgical studies indicate that mineralized material can be processed with recoveries between 70 and 91% depending on the cyanidization technique chosen. Silver recoveries vary from 15 through 42%.

Rahim Jivraj, a Director of the Company states, “This is a huge step in creating additional shareholder value. Securing this land package makes us the second largest exploration company in Haiti behind Newmont and Eurasian’s joint projects, while giving us additional gold , silver and copper targets. We’ve got a strong flagship asset in Colombia, which we will continue to work on. We are beginning a review of the first 5,000 meter drill program at Guayabales. Adding Morne Bossa and the other new properties give us significant exploration opportunities and makes Mercer a multi-jurisdiction exploration company.”

Morne Bossa Property Overview. The MB mineral concession covers an area of 50 square kilometers located 12 kilometers south of the port city of Cap Haitien, in Northern Haiti. Other gold deposits in the same geological belt as MB include: Newmont Mining Corporation & Eurasian Minerals Inc.’s Grand Bois deposit located 20 kilometers west of MB, and Barrick Gold Corporation’s Pueblo Viejo mine located 250 kilometers southeast of Morne Bossa.

The MB gold mineralization was investigated by the United Nations Development Program in the 1980’s. The gold mineralization is outcropping, oxidized and open at depth. The MB property has undergone historic exploration, including 53 drill holes totaling more than 2,890 meters.

  1977-1984: Penarroya / United Nations Development Program (“UNDP”) completed mapping, pitting, trenching, geochemistry, ground geophysics, and 46 diamond holes for 2,880 meters;
  1997: KWG Resources ("KWG") completed a topographic survey and 5 diamond drill holes totaling 372.9 meters. KWG's drilling included twin and duplicate holes that generally supported and confirmed the prior drill results reported by the UNDP;
  93 geochemical sample pits between 1.5 and 8.0 meters deep, aggregating 532 vertical meters of excavation;
  4,903 chemical analyses (DMRE's Port-au-Prince laboratory) of which 283 were duplicated in the Bondar-Clegg laboratory in Ottawa, Canada;
  1,228 fire assays, of which 449 were duplicated externally in the Bondar-Clegg laboratory in Ottawa, Canada;
  Metallurgical and preliminary cyanide amenability tests were performed by Western Testing Laboratories in Reno, Nevada.

The MB gold deposit is a small hill with a relief of about 80 meters and footprint of approximately 30 hectares. The principal mineralized oxide zone is 130 by 350 meters. The mineralization is open at depth. VCS has completed 9 drill holes in the last 3 months and the Company endeavors to prepare a National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") compliant technical report within 90 days following the execution of the definitive agreement.

Additional Properties Overview. In addition to the MB gold deposit, 8 additional properties will be acquired as a result of the proposed transaction:

Name	Approximate Size (km2)	Metal
Petit-Goave 1	101.5	Copper
Petit-Goave 2	98.0	Copper
Terrier Rouge	56.0	Gold, Silver
Ouanaminthe	55.0	Gold
Capotile	70.7	Gold
Mont-Organize	91.44	Gold
L'Asile	98.36	Nickel, PGM
Les Irois	94.99	Nickel, PGM

Terms of Agreement. Mercer has entered into the LOI to acquire a 100% interest in VCS , subject to further due diligence and the execution of a definitive agreement (the “Agreement”) by May 17, 2011 and making the payments and issuing the shares as outlined below (all amounts are in US dollars):

  9,000,000 restricted shares of Mercer upon execution of the Agreement, or 3,000,000 shares on a post reverse split basis;
  Mercer will advance VCS $50,000 within five business days for direct costs associated with due diligence requirements of Mercer and VCS obtaining all required, Haitian regulatory approval; and
  Mercer will fund the repayment of the existing shareholder loan owing to certain VCS shareholders in the total amount up to $550,000 on closing.

The Company reports:

  It intends to effect, subject to any applicable regulatory approvals, a 1:3 reverse split of the Company’s issued and outstanding common shares. The resulting share capitalization on an issued and outstanding basis will be reduced from 68,637,500 to 22,879,167;
  It has agreed to settle an aggregate of $700,000 of shareholder loans, of which $60,000 is owed to a director of the Company, for a total of 14,000,000 shares, or 4,466,667 shares, on a post reverse split basis; and
  It has amended its work exploration commitments at Guayabales to total $3,000,000 USD to be expended by December 31, 2013 in equal yearly installments of $1,000,000.

The Company is also pleased to announce the appointment of James Stonehouse as President and CEO of Mercer. Mr. Stonehouse replaces Rahim Jivraj, who will remain as a director of the Company. Additionally, the Board has accepted the resignation of Dev Randhawa as a director and thanks him for his support.

About Mercer Gold Corporation

Mercer Gold Corporation is a focused exploration company with one major asset: the Guayabales Gold Project located in the Marmato Gold District, in Caldas, Colombia. The Company’s priority mining target is bulk-tonnage, gold-silver deposits that are amenable to open pit mining as well as higher grade gold-silver mineralization that can be drawn out with selective underground mining techniques. Historically Colombia has been one of the largest gold producers in the world and the Colombian mining industry remains one of the most dynamic and promising sectors of the Colombian economy. Mercer Gold is committed to respectful, social responsibility programs that ensure the enrichment of the communities they serve.

James M. Stonehouse, CA P.Geo. #5518, is a Qualified Person for the purposes of NI 43-101. He has prepared, reviewed and verified the technical information contained in this news release based on data provided by VCS.

For further information see:	www.mercergoldcorp.com
Symbol:	OTCQB: MRGP; Frankfurt: AN4

Mercer Gold Contact:	Rahim Jivraj, Director
Tel.:	1-604-681-3130

Disclaimer for Forward-Looking Information:

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the acquisition of VCS Mining Inc. and the Morne Bossa property and the Company's belief as to a possible resource on the Morne Bossa property. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.